Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Completes Sale of South America Specialty Plant Nutrition Business

Sale Process Ongoing for South America Chemicals Business

OVERLAND PARK, Kan. (July 1, 2021) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced it has completed the sale of the company’s South America specialty plant nutrition business to a subsidiary of ICL Group. The successful transaction represents a significant step in Compass Minerals’ prioritization of core assets and, by strengthening its balance sheet, enhances the company’s ability to pursue potential strategic growth opportunities.

Compass Minerals received upon closing gross sale proceeds of R$2.16 billion or approximately $432 million based on current exchange rates, comprised of a cash payment of approximately $325 million including $12 million in working capital adjustments, and an additional $107 million in net debt assumed by ICL. Compass Minerals is also eligible for an additional payment of up to approximately R$88 million in 2022, assuming the maximum amount of earn-out consideration. As previously announced, the company intends to use proceeds from the sale primarily to pay down debt.

The company’s South America chemicals business was not included in this completed transaction and that prior-announced sale process is ongoing.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. And its plant nutrition business manufactures products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 16 production and packaging facilities with more than 2,000 employees throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

About ICL
ICL Group LTD is a leading global specialty minerals and chemicals company that creates impactful solutions for humanity's sustainability challenges in global food, agriculture, and industrial markets. ICL leverages its unique bromine, potash and phosphate resources, its passionate team of talented employees, and its strong focus on R&D and technological innovation to drive growth across its end markets. ICL shares are dually listed on the New York Stock Exchange and the Tel Aviv Stock Exchange (NYSE and TASE: ICL). The company employs over 11,000 people worldwide, and its 2020 revenues totaled approximately $5.0 billion.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about growth opportunities and use of proceeds. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) impacts of the COVID-19 pandemic, (ii) weather conditions, (ii) pressure on prices and impact from competitive products, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, and (vi) the timing and the outcome of the sale process for the company’s South America chemicals business. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Media Contact	Investor Contact
Rick Axthelm	Douglas Kris
SVP and Chief Public Affairs Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	krisd@compassminerals.com